Exhibit 10.31




October 7, 1997



VIA AIRBORNE EXPRESS
--------------------

Mr. John McCusker
4 Harbor View Drive
Huntington Bay, NY 11743

Dear John:

        We are pleased to provide this letter to confirm our understanding in connection with your new employment, to begin on November 3, 1997, as the Chief Financial Officer of Twinlab Corporation (the "Company"). For your convenience, we have included an annex containing the definitions of certain capitalized terms used in this letter.

        If subsequent to the date hereof there is an Acquisition of Control of the Company, and at any time within one year thereafter your employment with the Company is terminated without Cause, then you shall be entitled to receive severance pay equal to your base salary at the time of termination for a period of one year. Such severance shall be paid commencing with your termination date and at the times and in the amounts such base salary would have been paid had your employment not been terminated. The stock option agreement, covering the options to be granted to you in connection with your employment, will provide for an acceleration of the vesting of such options upon the circumstances described above.

        We look forward to a long and prosperous relationship. Please sign and return to me the enclosed copy of this letter.

Very truly yours,

TWINLAB CORPORATION



By: /s/ Brian Blechman
    ------------------
    Brian Blechman
    Executive Vice President


Accepted and Agreed this 9th day of October, 1997

    /s/ John McCusker
     -----------------
    John McCusker

                                      ANNEX



    For the purposes of the letter to which this Annex is attached, the following shall have the meanings set forth below:


"ACQUISITION OF CONTROL" shall mean:

    (i) any person, including group, without the approval of a majority of the Incumbent Directors, becoming the beneficial owner of, or acquiring the power to direct the exercise of voting power with respect to, directly or indirectly, securities which represent fifty percent (50%) or more of the combined voting power of the Company's outstanding securities thereafter; or

    (ii) the Incumbent Directors cease at any time to constitute a majority of the Board of Directors of the Company.



"CAUSE" shall mean (a) conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (b) conduct related to your employment for which either criminal or civil penalties against you or the Company may be sought; (c) material violation of the Company's policies, including, without limitation, those relating to sexual harassment, the disclosure or misuse of confidential information, or those set forth in Company manuals or statements of policy; (d) serious neglect or misconduct in the performance of your duties for the Company or willful or repeated failure or refusal to perform such duties; in each case as determined by the Board of Directors of the Company which determination shall be final, binding and conclusive.**

"INCUMBENT DIRECTOR" shall mean any director of the Company serving at October __, 1997 or one elected thereafter if nominated or approved by at least two-thirds of the then Incumbent Directors.

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* This definition is identical to the definition contained in the Company's 1996
Stock Incentive Plan.